Exhibit 10.1

ULTRATECH, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

AS AMENDED AND RESTATED JANUARY 28, 2008

PLAN AMENDMENT

The Ultratech, Inc. Long-Term Incentive Compensation Plan, as amended and restated effective January 28, 2008 (the “Plan”) is hereby further amended, effective as of January 1, 2010, as follows:

1. Section 6.01 of the Plan is hereby amended and restated in its entirety to read as follows:

“6.01 Vesting. The Plan Administrator may, in its sole discretion at the time the Performance Milestones for the Performance Period are established, impose an additional Service vesting requirement with respect to all or any portion of the Long-Term Incentive Bonus to which each Participant becomes entitled for that Performance Period. Such portion shall be hereinafter referred to as the Deferred Portion and shall be subject to the following provisions:

(i) The Deferred Portion shall be credited to each Participant’s Account as of the date the remaining portion of his or her Long-Term Incentive Bonus is paid in accordance with Section 6.02.

(ii) The Deferred Portion shall vest in a series of successive equal annual installments upon the Participant’s completion of each additional year of Service over the period of years (not to exceed five (5) years) designated by the Plan Administrator and measured from the first day of the Corporation’s fiscal year immediately following the Performance Period to which that Deferred Portion relates.

(iii) The Deferred Portion shall vest in full on an accelerated basis upon the Participant’s continuation in Service through the consummation of a Change in Control or any earlier cessation of the Participant’s Service by reason of Retirement or Involuntary Termination (other than a Termination for Cause), provided that in each instance the Participant continues in Service at least through the end of the Performance Period to which that Deferred Portion relates.

(iv) During the period the Deferred Portion is credited to the Participant’s Account, that portion shall earn interest, compounded annually, at the per annum rate determined from time to time by the Plan Administrator. In the absence of any such determination by the Plan Administrator, the per annum rate shall be the prime rate in effect from time to time, as such rate is quoted in The Wall Street Journal.

(v) As the Deferred Portion vests in one or more installments, whether in accordance with the established vesting schedule for that portion or pursuant to the applicable vesting acceleration provisions of the Plan, each such vested installment will be paid to the Participant (or his or her estate) on the fifteenth (15th) day following such vesting date or as soon after that vesting date as administratively practicable, but in no event later than the later of the close of the calendar year in which that vesting date occurs or the fifteenth (15th) day of the third calendar month following such vesting date.

(vi) Notwithstanding anything to the contrary in subparagraphs (i) through (v) above, should the Participant satisfy the age requirement for Retirement prior to any installment vesting date in effect for his or her Deferred Portion, then each such post-Retirement age installment shall be paid on the fifteenth (15th) day following the earlier of (a) the applicable vesting date for that installment had the Participant not attained Retirement age or (b) the date of his or her Separation from Service, or as soon after the earlier of those two dates as administratively practicable, but in no event later than the later of the close of the calendar year in which that earlier date occurs or the fifteenth (15th) day of the third (3rd) calendar month following that earlier date.”

2. There is hereby added to Article VIII new Section 8.11 as follows:

“8.11 Construction and Interpretation. The Plan is intended to comply either with the applicable requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations thereunder or with the “short-term deferral exception” to Section 409A. To the extent any payment under the Plan would qualify for such short-term deferral exception, the provisions of the Plan applicable to that payment shall be applied, construed and administered so that such payment qualifies for such exemption, to the maximum extent allowable. To the extent any payment under the Plan is deemed to be an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of the Plan applicable to such payment shall be applied, construed and administered so that such payment is made in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of the Plan would contravene one or more requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.”

3. Except as modified by this Plan Amendment, all the terms and conditions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Ultratech, Inc. has caused this Plan Amendment to be executed by its duly-authorized officer on this      day of         , 2010.

ULTRATECH, INC.

By:

Title: